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                                                                  Exhibit 4.5

                              Dated as of March 3, 1999

Teachers Insurance and Annuity
  Association of America
730 Third Avenue
New York, New York  10017

CIG & Co.
c/o CIGNA Investments, Inc.
900 Cottage Grove Road
Hartford, Connecticut  06152


Ladies and Gentlemen:

         Reference is made to those certain Note Purchase Agreements between Hutchinson Technology Incorporated, a Minnesota corporation (the "Company"), and each of Metropolitan Life Insurance Company and Metropolitan Insurance and Annuity Company (each, a "Series A Purchaser" and collectively, the "Series A Purchasers") and Teachers Insurance and Annuity Association of America (the "Series B Purchaser"), each dated as of July 26, 1996 (each as heretofore amended or otherwise modified, an "Agreement" and collectively, the "Agreements"), providing for the issuance to the Series A Purchasers of the senior notes of the Company in the aggregate original principal amount of $25,000,000 (the "Series A Notes"), and the issuance to the Series B Purchaser of a senior note of the Company in the original principal amount of $25,000,000 (the "Series B Note"). The addressees of this letter agreement (collectively, the "Noteholders"), are the registered holders of 100% of the aggregate outstanding principal amount of the Series A Notes and the Series B Note (collectively, the "Notes") as reflected in the Note Register required to be maintained by the Company pursuant to Section 10.1 of each of the Agreements, and the Noteholders whose signatures are affixed below hold 100% of the aggregate unpaid principal amount of the Notes outstanding as of the date hereof.

         The Company has informed the Noteholders that it desires to amend the Agreements in certain respects as of the date hereof, and the Noteholders have agreed to such amendments as more fully described below in this letter agreement ("this Amendment").

         Now, therefore, the Company and the Noteholders (by their acceptance hereof) hereby agree as follows:

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         1.       AMENDMENTS.

         The Agreements will be amended as hereafter in this paragraph 1 set forth, such amendments to become effective as provided in paragraph 3 hereof:

         (a) Section 3.1(a) of the Agreements shall be amended by adding at the end thereof the following:

                  "If and whenever any Series A Note (but less than all of the Series A Notes) shall be prepaid pursuant to SECTION 3.8, the aggregate principal amount of the Series A Notes required to be prepaid on any date thereafter pursuant to the first sentence of this SECTION 3.1(a) shall be reduced in the same proportion as the aggregate principal amount of the Series A Notes outstanding immediately prior to said prepayment pursuant to SECTION 3.8 shall have been reduced by said prepayment. The Company will, in the event of any reduction pursuant to the immediately preceding sentence, promptly after the prepayment of Series A Notes giving rise to such reduction, furnish each holder of Notes with notice thereof setting forth the Company's calculation of the respective required prepayments and payment at final maturity of Series A Notes due thereafter pursuant to this SECTION 3.1(a) (giving effect to such reduction)."

         (b) Section 3.1(b) of the Agreements shall be amended by adding at the end thereof the following:

                  "If and whenever any Series B Note (but less than all of the Series B Notes) shall be prepaid pursuant to SECTION 3.8, the aggregate principal amount of the Series B Notes required to be prepaid on any date thereafter pursuant to the first sentence of this SECTION 3.1(b) shall be reduced in the same proportion as the aggregate principal amount of the Series B Notes outstanding immediately prior to said prepayment pursuant to SECTION 3.8 shall have been reduced by said prepayment. The Company will, in the event of any reduction pursuant to the immediately preceding sentence, promptly after the prepayment of Series B Notes giving rise to such reduction, furnish each holder of Notes with notice thereof setting forth the Company's calculation of the respective required prepayments and payment at final maturity of Series B Notes due thereafter pursuant to this SECTION 3.1(b) (giving effect to such reduction)."

         (c) Section 3.4 of the Agreements shall be amended to be and read in its entirety as follows:

                  "3.4. ALLOCATION OF PARTIAL PREPAYMENTS. In the case of each prepayment, whether required or optional, of less than the entire unpaid principal amount of all outstanding Notes of any series (other than any such prepayment pursuant to SECTION 3.8 in connection with the acceptance by one or more holders of Notes of such series of a Prepayment Offer referred to in SECTION 3.8), the principal amount of the Notes of such series so to be prepaid shall be allocated among all of the Notes of such


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         series at the time outstanding in proportion, as nearly as practicable, to the respective principal amounts thereof not theretofore prepaid.
         The amount of each such optional prepayment so allocated to the Notes of any series (other than pursuant to any such prepayment of Notes pursuant to SECTION 3.8) shall be credited against the remaining required prepayments and payment at final maturity of the Notes of such series in the inverse order of such required prepayments and payment at final maturity."

         (d) Section 3.5 of the Agreements shall be amended to be and read in its entirety as follows:

                  "3.5. MATURITY; SURRENDER, ETC. In the case of each prepayment of Notes, the principal amount of each Note to be prepaid shall become due and payable on the date fixed for such prepayment in this Agreement (if such prepayment is to be made pursuant to SECTION 3.1) or in the notice of such prepayment pursuant to SECTION 3.3 (if such prepayment is to be made pursuant to SECTION 3.2) or in the Trust Agreement referred to in SECTION 3.8 (if such prepayment is to be made pursuant to SECTION 3.8), together with interest accrued on such principal amount to such date and the Makewhole Amount, if any, payable in connection with such prepayment. Any Note paid or prepaid in full shall thereafter be surrendered to the Company upon its written request therefor and cancelled and not reissued."

         (e) Section 3 of the Agreements shall be further amended by adding thereto, following Section 3.7 thereof, a new Section 3.8, which new Section shall be and read in its entirety as follows:

                  "3.8. PREPAYMENT OF NOTES PURSUANT TO TRUST AGREEMENT. The Company shall be required to prepay Notes of each holder thereof which shall have given notice of such holder's acceptance of a Prepayment Offer made by the Company pursuant to (and as the term `Prepayment Offer' is defined in) Section 7.2(b) of that certain Trust Agreement, dated as of March 3, 1999 (as from time to time supplemented and amended and in effect, the "TRUST AGREEMENT"), between the Company and U.S. Bank Trust National Association, a national banking association, as trustee thereunder (together with its successors as such trustee, the "TRUSTEE"), for the equal and ratable benefit and security of the holders from time to time of the Notes and the holders from time to time of the Company's 1994 Notes referred to (and as the term `1994 Notes' is defined) in the Trust Agreement, each such prepayment to be made at the price and on the date determined in accordance with, and otherwise as provided in, said Section 7.2(b) of the Trust Agreement. For the avoidance of doubt, no prepayment of Notes of any series pursuant to this SECTION 3.8 shall be deemed, for purposes of SECTION
         3.2 or SECTION 3.3, an optional prepayment pursuant to SECTION 3.2."

         2. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants and covenants to and for the benefit of the Noteholders as follows:


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         (a) The execution and delivery by the Company of this Amendment and the performance by the Company of this Amendment and of the Agreements and the Notes as amended hereby (i) have been duly authorized by all requisite corporate action on the part of the Company (no action on the part of the shareholders of the Company being required therefor), (ii) do not require the consent or approval of (A) any Governmental Body, or (B) except as set forth below, any other Person, and (iii) do not and will not, (A) violate (1) any provision of any law, statute, rule or regulation or of the articles of incorporation or by-laws of the Company, (2) any Order of any court, administrative body or arbitrator or any rule, regulation or Order of any Governmental Body binding upon the Company or any of its properties, or (3) any provision of any loan or credit agreement, indenture, mortgage or other agreement or instrument to which the Company is a party or by which it or any of its properties are or may be bound, or (B) result in any breach of or constitute (alone or with notice or lapse of time or both) a default under any such loan or credit agreement, indenture, mortgage or other agreement or instrument.

         (b) This Amendment, and the Agreements as amended hereby, constitute the legal, valid and binding obligations and agreements of the Company, enforceable against the Company in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally.

         (c) As of the date hereof, and after giving effect to the amendments to the Agreements effected by this Amendment, no Default or Event of Default has occurred and is continuing under and within the meaning of the Agreements.

         3. EFFECTIVENESS. The amendments to the Agreements provided for in this Amendment shall become effective upon the execution and delivery of counterparts of this Amendment by the Company and the holders of 100% in aggregate principal amount of Notes at the time outstanding (as provided in Section 12(a) of the Agreements).

         4. MISCELLANEOUS. Except as specifically amended hereby, all terms and provisions of each of the Agreements shall remain in full force and effect. Without limiting the provisions of Section 15.1 of the Agreements, the Company will pay all expenses incurred by each Noteholder in connection with this Amendment. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings assigned to them by each of the Agreements.


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         If you are in agreement with the foregoing, please so indicate by executing the form of acknowledgment set forth below, whereupon this Amendment shall become a binding agreement effective as of the date hereof.

                                               Very truly yours,

                                               HUTCHINSON TECHNOLOGY
                                                   INCORPORATED

                                               By   /s/ John A. Ingleman
                                                 ------------------------

                                                 Its   CFO
                                                    ---------------------------

Agreed to and accepted as of
the date first above written.

TEACHERS INSURANCE AND ANNUITY
    ASSOCIATION OF AMERICA

By   /s/ Diane Hom
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  Its   Director-Private Placements
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CIG & CO.

By   /s/ Edward Lewis
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  Its   Partner
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